SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 4)


                              eLoyalty Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, par value $.01
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    290151307
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  May 19, 2009
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [_] Rule 13d-1(d)

 CUSIP No. 290151307
           ---------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Peninsula Capital Management, LP(1)

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [_]
                                                                 (b) [X]
3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,476,770

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,476,770

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,476,770

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                     [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT

     10.4%

12.  TYPE OF REPORTING PERSON

     PN

----------
(1) . Peninsula Capital Management, LP may be deemed to be the beneficial owner of such securities by virtue of its role as the general partner and/or investment manager of certain private investment funds which own such securities.

CUSIP No. 290151307
          ----------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Peninsula Master Fund, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [_]
                                                                 (b) [X]
3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     700,300

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     700,300

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     700,300

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.9%

12.  TYPE OF REPORTING PERSON

     PN

--------------------------------------------------------------------------------

CUSIP No. 290151307
          ----------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Peninsula Technology Fund, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [_]
                                                                 (b) [X]
3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     776,470

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     776,470

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     776,470

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                     [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.5%

12.  TYPE OF REPORTING PERSON

     PN

--------------------------------------------------------------------------------

CUSIP No. 290151307
          ----------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Scott Bedford (2)

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [_]
                                                                 (b) [X]
3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,476,770

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,476,770

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,476,770

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                        [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     10.4%

12.  TYPE OF REPORTING PERSON

     IN

--------------------------------------------------------------------------------
(2) Mr. Bedford may be deemed to be a beneficial owner of such securities by virtue of his role as the President of Peninsula Capital Management, Inc. which is the general partner of Peninsula Capital Management, LP.

CUSIP No.   290151307
            --------------


Item 1(a).  Name of Issuer:


            eLoyalty Corporation
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:


            150 Field Drive
            Suite 250
            Lake Forest, Illinois 60045
            --------------------------------------------------------------------


Item 2(a).  Name of Person Filing:

            Peninsula Capital Management, LP
            Peninsula Master Fund, Ltd.
            Peninsula Technology Fund, L.P.
            Scott Bedford
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            Peninsula Capital Management, LP
            235 Pine Street, Suite 1600
            San Francisco, CA  94104

            Peninsula Master Fund, Ltd.
            c/o Peninsula Capital Management, LP
            235 Pine Street, Suite 1600
            San Francisco, CA  94104

            Peninsula Technology Fund, L.P.
            c/o Peninsula Capital Management, LP
            235 Pine Street, Suite 1600
            San Francisco, CA  94104

            Scott Bedford
            c/o Peninsula Capital Management, LP
            235 Pine Street, Suite 1600
            San Francisco, CA  94104
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Peninsula Capital Management, LP - California limited partnership Peninsula Master Fund, Ltd. - Cayman Islands exempted company Peninsula Technology Fund, L.P. - Delaware limited partnership
            Scott Bedford - United States citizen
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:


            Common Stock, par value, $.01
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:


            290151307
            --------------------------------------------------------------------


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)   [_]   Broker or dealer registered under Section 15 of the Exchange
                 Act.

     (b)   [_]   Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)   [_]   Insurance company as defined in Section 3(a)(19) of the
                 Exchange Act.

     (d)   [_]   Investment company registered under Section 8 of the
                 Investment Company Act.

     (e)   [_]   An investment adviser in accordance with Rule
                 13d-1(b)(1)(ii)(E);

     (f)   [_]   An employee benefit plan or endowment fund in accordance with
                 Rule 13d-1(b)(1)(ii)(F);

     (g)   [_]   A parent holding company or control person in accordance with
                 Rule 13d-1(b)(1)(ii)(G);

     (h)   [_]   A savings association as defined in Section 3(b) of the
                 Federal Deposit Insurance Act;

     (i)   [_]   A church plan that is excluded from the definition of an
                 investment company under Section 3(c)(14) of the Investment
                 Company Act;

     (j)   [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.     Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Peninsula Capital Management, LP - 1,476,770 shares
          Peninsula Master Fund, Ltd. - 700,300 shares
          Peninsula Technology Fund, L.P. - 776,470 shares
          Scott Bedford - 1,476,770 shares
          ----------------------------------------------------------------------

     (b)  Percent of class:

          Peninsula Capital Management, LP - 10.4%
          Peninsula Master Fund, Ltd. - 4.9%
          Peninsula Technology Fund, L.P. - 5.5%
          Scott Bedford - 10.4%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote
                Peninsula Capital Management, LP - 0
                Peninsula Master Fund, Ltd. - 0
                Peninsula Technology Fund, L.P. - 0 shares
                Scott Bedford - 0
-------------------------------------------------------------------------------,

          (ii)  Shared power to vote or to direct the vote
                Peninsula Capital Management, LP - 1,476,770
                Peninsula Master Fund, Ltd. - 700,300
                Peninsula Technology Fund, L.P. - 776,470 shares
                Scott Bedford - 1,476,770
-------------------------------------------------------------------------------,

          (iii) Sole power to dispose or to direct the disposition of Peninsula Capital Management, LP - 0
                Peninsula Master Fund, Ltd. - 0
                Peninsula Technology Fund, L.P. - 0 shares
                Scott Bedford - 0
-------------------------------------------------------------------------------,

          (iv) Shared power to dispose or to direct the disposition of Peninsula Capital Management, LP - 1,476,770
                Peninsula Master Fund, Ltd. - 700,300
                Peninsula Technology Fund, L.P. - 776,470 shares
                Scott Bedford - 1,476,770
-------------------------------------------------------------------------------.


Item 5.   Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X].

          Peninsula Master Fund, Ltd.
          ----------------------------------------------------------------------


Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

          N/A
          ----------------------------------------------------------------------


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

          N/A
          ----------------------------------------------------------------------


Item 8.   Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

          N/A
          ----------------------------------------------------------------------

Item 9.   Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

          N/A
          ----------------------------------------------------------------------

Item 10.  Certifications.

     By signing below the Reporting Persons certify that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    May 29, 2009
                                          --------------------------------------
                                                        (Date)


                                          PENINSULA CAPITAL MANAGEMENT, LP*


                                          By: /s/ Scott Bedford
                                              ----------------------------------
                                          Name:   Scott Bedford
                                          Title:  Principal


                                          PENINSULA MASTER FUND, LTD.*

                                          By:  PENINSULA CAPITAL MANAGEMENT, LP
                                               Its investment manager



                                          PENINSULA TECHNOLOGY FUND, L.P.*

                                          By:  PENINSULA CAPITAL MANAGEMENT, LP
                                               Its general partner



                                          /s/ Scott Bedford
                                          --------------------------------------
                                          SCOTT BEDFORD*



* The Reporting Persons disclaim beneficial ownership over the securities reported herein except to the extent of the reporting persons' pecuniary interest therein.

                                                                       EXHIBIT A

                                    AGREEMENT


      The undersigned agree that this Amendment No. 4 to Schedule 13G/A dated May 29, 2009 relating to the Common Stock, par value $.01, of eLoyalty Corporation shall be filed on behalf of the undersigned.


                                          PENINSULA CAPITAL MANAGEMENT, INC.


                                          By: /s/ Scott Bedford
                                              ----------------------------------
                                          Name:   Scott Bedford
                                          Title:  Principal



                                          PENINSULA MASTER FUND, LTD.

                                          By:  PENINSULA CAPITAL MANAGEMENT, LP
                                               Its investment manager



                                          PENINSULA TECHNOLOGY FUND, L.P.*

                                          By:  PENINSULA CAPITAL MANAGEMENT, LP
                                               Its general partner


                                          /s/ Scott Bedford
                                          --------------------------------------
                                          SCOTT BEDFORD*







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